Exhibit 99.1

FOR IMMEDIATE RELEASE

etrials Worldwide Announces Financial Results for Fourth Quarter & Year

--Backlog Grows 30% Sequentially Year-Over-Year--

Morrisville, NC – March 5, 2009 – etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services designed to  optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, announced financial results for the three months and year ended December 31, 2008.

Highlights
•	New contract awards for the three months ending December 31, 2008 totaled $5.5 million, of which $3.7 million was added to backlog
•	10 new contracts added during the quarter from five clients, 95 new projects added for the year
•	New contract awards for the year ended December 31, 2008 totaled $24.9 million, compared to $22.4 million in 2007, up 11%
•	Total available backlog of $25.1 million at December 31, 2008, up $5.9 million or 30% from $19.2 million a year ago, both of which include pre-backlog

"etrials' fourth quarter performance was reassuring in terms of new project bookings, backlog and a sharp reduction in operating expenses, however, overall results for 2008 were mixed, with revenue being a disappointment,” said M. Denis Connaghan, etrials’ chief executive officer. “I regard etrials’ performance in the fourth quarter to be an encouraging finish to a challenging year marked by operational investments, and transitions in leadership and strategic focus.”

“Despite these challenges, we made progress, generating $5.5 million in new contract awards for the quarter and $24.9 million in awards for the year, while increasing our total available backlog by 30%, and reducing our operating expenses. Still, unfavorable economic conditions are forcing many of our life sciences and pharmaceutical customers to reevaluate their priorities at times resulting in them moving forward only on those trials which have the greatest chance for success, delaying work on others. Our products and services account for a very small percentage of a study’s overall budget, yet can provide customers with substantial cost and time savings, playing a vital role in changing the research process for the better. Among small and mid-sized sponsors, etrials is seeing continued success combining EDC and IVR integrated solutions, and we are seeing a resurgence of interest in our eDiary offerings. Our proven track record of delivering highly scalable and complex deployments and our consultative expertise remain key drivers to our selection.”

Fourth Quarter 2008 Results
Net service revenues were $3.6 million for the fourth quarter of 2008 versus $4.9 million for the fourth quarter of 2007 and $3.7 million in the third quarter of 2008, due to fewer active studies starting in the quarter as compared to the corresponding quarter of 2007.

Cost of revenues was $2.2 million versus $2.6 million in the comparable period a year ago, and $2.6 million in the third quarter of 2008. Included in the third quarter of 2008 cost of revenues is a $246,000 inventory impairment charge. Gross margin in the fourth quarter of 2008 was 41% compared to gross margin of 48% a year ago and 31% in the third quarter of 2008.

GAAP operating expenses totaled $6.4 million for the first quarter of 2008 and $9.2 million for the fourth quarter of 2008. Excluding impairment charges, severance-related costs and reserve increases, operating expenses for the year were down dramatically from $6.4 million in the first quarter of 2008 to $4.6 million in the fourth quarter of 2008 – a 28% decline.

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4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400 (919) 653-3620 fax
etrials.com

Net loss for the fourth quarter of 2008 was $5.5 million or $0.50 per share, versus a net loss of $2.6 million, or $0.24 per share in the fourth quarter of 2007, and compared to the third quarter’s net loss of $6.1 million or $0.56 per share. In the fourth quarter of 2008, the Company recorded a $4.0 million asset impairment charge related to goodwill, in accordance with FAS 142.

Sales and marketing costs for the fourth quarter of 2008 were $1.0 million compared to $1.2 million in the fourth quarter of 2007, and compared to $1.1 million for the third quarter of 2008. In the fourth quarter of 2008, the company cut back on controllable expenses to better manage overall spending.

General and administrative expenses for the fourth quarter of 2008 were $1.4 million compared to $1.6 million in the fourth quarter of 2007, down 13%, reflecting lower personnel-related expenses. Compared to the third quarter, general and administrative expenses are down 22%.

Full Year 2008 Results
For the full year ending December 31, 2008, net service revenue was $15.1 million compared to $18.3 million reported for the year ended December 31, 2007.  Cost of revenue was $9.8 million compared to $9.3 million in 2007.

Sales and marketing expenses were $4.7 million compared to $4.8 million a year ago.

General and administrative costs fell nearly 12% to $6.4 million, reflecting lower professional fees and expenses, and lower headcount compared to 2007.

Total operating costs increased 10% to $32.3 million, primarily impacted by $8.0 million associated with the impairment of goodwill in the third and fourth quarters of 2008.

The Company reported a net loss attributable to common stockholders’ of $15.8 million, or $1.45 per share, compared to a net loss of $6.2 million or $0.57 per share in 2007. Results for fiscal 2008 include an $8.0 million impairment of goodwill, and approximately $800,000 more in severance-related expenses than was reported in 2007.

"As we move into 2009,” concluded Connaghan, “We are encouraged by the Company’s progress in continuing to renew our client engagements and deepen customer relationships, while recognizing these are difficult economic times, the company remains focused on achieving profitability by managing our business on a more granular basis against a very conservative plan.”

Financial Position and Backlog
The Company reported $25.1 million in total available backlog as of December 31, 2008, which includes $4.3 million of studies expected to begin in greater than six months from award date (pre-backlog), as compared with $19.2 million on December 21, 2007. The Company’s total available backlog figures reflect project cancellations of $1.6 million for the fourth quarter of 2008 and $3.9 million for the year ended December 31, 2008.

As previously reported, project cancellations are a normal part of the clinical trial industry, particularly in the current economic environment, and backlog is materially impacted by multiple items, including new project bookings, scope changes, the timing of revenue recognition, and cancellations.

As of December 31, 2008, our balance sheet reflected total assets of $17.1 million, cash, and cash equivalents of $10.7 million, working capital of $8.5 million and minimal debt.

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4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400 (919) 653-3620 fax
etrials.com

The Company experienced a net decline in cash of $1.5 million for the fourth quarter of 2008, which was nearly $400,000 less than the third quarter of 2008.

During the three month period ended December 31, 2008, the Company repurchased 252,400 shares of common stock under the $1.0 million stock repurchase plan authorized through June of 2009.

Conference Call
Management will conduct a conference call on Thursday March 5, 2009 at 4:30 p.m. EST.  During the call, management will discuss the company's quarterly and fiscal year performance and financial results. To participate in the live call by telephone, please dial 800-480-2207, or, for international callers, please dial 706-643-7866 and reference ID # 83125033. Those interested in listening to the conference call live via the Internet may do so by visiting the company's web site at www.etrials.com. Please go to the web site 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A web cast audio replay and a telephone audio replay will also be available for two weeks by dialing 800-642-1687 from the US or 706-645-9291 for international callers and entering conference ID #83125033 when prompted.

About etrials(R)
etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations, offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management - turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the few top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR) and electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 70 countries and has participated in 42 studies that resulted in 14 approved new drug applications and/or regulatory approvals. To learn more visit us at www.etrials.com. etwcf

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding growth and profitability of the company, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the current economic climate, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements generally do not have minimum volume guarantees and can be terminated without penalty by clients. Additionally, actual results might differ from those discussed due to failure to secure new project bookings at the same rate reported or that management currently expects. More information about potential factors that could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including the "Risk Factors" Section of the Form 10-Q filed on November 12, 2008, and our upcoming Form 10-K. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements, except as required by law.

etrials(R) is the registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

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4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400 (919) 653-3620 fax
etrials.com

etrials Worldwide, Inc.
Consolidated Statements of Operations

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)

Net service revenues	$3,635,753	$4,931,705	$15,060,911	$18,349,261
Reimbursable out-of-pocket revenues	58,333	599,627	1,181,409	4,090,343
Total revenues	3,694,086	5,531,332	16,242,320	22,439,604

Costs and expenses:
Costs of revenues	2,160,414	2,568,894	9,840,263	9,273,288
Reimbursable out-of-pocket expenses	58,333	599,627	1,181,409	4,090,343
Sales and marketing	1,049,005	1,154,953	4,735,591	4,789,936
General and administrative	1,430,307	1,594,830	6,384,735	7,249,974
Amortization of intangible assets	-	-	-	15,199
Research and development	502,038	606,448	2,102,023	2,216,346
Impairment of goodwill	4,016,037	-	8,011,037	-
Litigation settlement	-	1,750,000	-	1,750,000
Total costs and expenses	9,216,134	8,274,752	32,255,058	29,385,086
Operating loss	(5,522,048)	(2,743,420)	(16,012,738)	(6,945,482)

Other (expenses) income:
Interest expense	(14,493)	(54,471)	(120,207)	(147,872)
Interest income	62,367	219,129	349,591	944,345
Other expense, net	20,870	(2,196)	(33,261)	(15,941)
Total other income, net	68,744	162,462	196,123	780,532
Net loss	$(5,453,304)	$(2,580,958)	$(15,816,615)	$(6,164,950)

Net loss per share attributable to common stockholders:
Basic and Diluted	$(0.50)	$(0.24)	$(1.45)	$(0.57)

Weighted average common shares outstanding:
Basic and Diluted	10,821,628	10,914,576	10,913,536	10,805,664

4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400 (919) 653-3620 fax
etrials.com

etrials Worldwide, Inc.
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$10,699,537	$15,241,034
Other current assets	4,218,044	6,195,160
Total current assets	14,917,581	21,436,194
Other assets	2,146,016	10,146,337

Total assets	$17,063,597	$31,582,531

Liabilities & Stockholders' Equity
Current liabilities	$6,371,503	$5,915,500
Long-term liabilities	197,004	274,293
Total liabilities	6,568,507	6,189,793

Stockholders' equity	10,495,090	25,392,738

Total liabilities & stockholders' equity	$17,063,597	$31,582,531

SOURCE: etrials Worldwide, Inc.

Media & Investors:
etrials Worldwide, Inc.
Chris Sakell, 919-653-3648
Chris.Sakell@etrials.com

4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400 (919) 653-3620 fax
etrials.com